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                                                                     EXHIBIT 21

         Wilmington Trust Corporation has only three direct subsidiaries, Wilmington Trust Company, a Delaware-chartered bank and trust company, Wilmington Trust of Pennsylvania, a Pennsylvania-chartered bank and trust company, and Wilmington Trust FSB, a Federally-chartered savings bank headquartered in Maryland. Wilmington Trust Company has the following subsidiaries.

         Name                                                Jurisdiction
         ----                                                ------------
1.       Brandywine Insurance Agency, Inc.                     Delaware
2.       Brandywine Finance Corporation                        Delaware
3.       Brandywine Life Insurance Company, Inc.               Delaware
4.       Compton Realty Corporation                            Delaware
5.       Drew-I, Ltd.                                          Delaware
6.       Drew-VIII, Ltd.                                       Delaware
7.       Delaware Corporate Management, Inc.                   Delaware
8.       100 West Tenth Street Corporation                     Delaware
9.       Rockland Corporation                                  Delaware
10.      Rodney Square Distributors, Inc.                      Delaware
11.      Rodney Square Management Corporation                  Delaware
12.      Siobain VI, Ltd.                                      Delaware
13.      WTC Corporate Services, Inc.                          Delaware
14.      WT Investments, Inc.                                  Delaware
15.      Wilmington Brokerage Services Company                 Delaware